ABATIX CORP. REPORTS
20% REVENUE DECREASE FOR SECOND QUARTER

DALLAS, TEXAS, JULY 31, 2003... ABATIX CORP. (NASDAQ ABIX) today announced net sales for the three months ended June 30, 2003, of $12,774,000 decreased 20% from net sales of $15,944,000 for the second quarter of 2002. Net earnings of $23,000, or $.01 per share, for the second quarter of 2003 decreased 94% from 2002 net earnings of $397,000, or $.23 per share. Consolidated net sales for the six months ended June 30, 2003, decreased 14% to $25,624,000 from $29,894,000 in 2002. Earnings before the cumulative effect of change in accounting principle of $139,000 or $.08 per share for the six months ended June 30, 2003, decreased 77% from earnings before the cumulative effect of change in accounting principle of $612,000 or $.36 per share for the six months ended June 30, 2002. The adoption of Financial Accounting Standard Board’s Statement No. 142 (“Statement 142”) on January 1, 2002 resulted in a non-cash charge of $492,000, net of tax. Therefore, the Company reported earnings of $120,000 or $.07 per share for the six months ended June 30, 2002 compared to net earnings of $139,000 or $.08 per share for the six months ended June 30, 2003. The decrease in revenue and corresponding decrease in profitability from 2002 is attributable to the reduction of mold remediation revenue in 2003.

Mr. Terry W. Shaver, President, stated, "As previously stated, the changes in insurance coverage for mold claims, primarily in Texas, caused a sudden and substantial decline in mold related jobs which began in the fourth quarter of 2002. While sales to restoration contractors have stabilized in recent months, this current level of sales is approximately 50% below the levels for 2002. Because of this decline in sales to restoration contractors, we made adjustments to certain general and administrative costs to more closely align revenues with expenses; however, more adjustments will be necessary if the trend in revenues continues."

Mr. Shaver continued, "We are pleased with continued growth in industrial safety revenues which have increased 11% over the first six months of 2002 primarily as a result of our focus on capturing market share. In addition, we are encouraged by the opportunity in the domestic preparedness industry. We are a full resource to the domestic preparedness marketplace providing not only products needed for the first responders and the private sector, but necessary consulting and training services. Our investment, primarily through personnel, in this industry has been significant. Though we have not seen significant activity to date, we remain hopeful our efforts and the forthcoming funding from the Federal government will bring us opportunities in the near term."

Mr. Shaver concluded, "As a part of our commitment to maximizing value for the Company, we began implementing a new, fully integrated software system designed for distributors. We expect the new system to be operational at the end of 2003 or early 2004. When fully operational, this system will allow us to improve customer service while lowering transaction costs. In addition, the system will provide management with better, timelier information and allow us to more accurately identify trends and adjust our business model to reflect changes in the marketplace."

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the continued long-term impact of the September 11, 2001 tragic events on the domestic preparedness market, continued low levels of spending for construction projects, the impact of insurance coverage on mold remediation, adverse weather conditions, inability to hire and train quality people or retain current personnel, changes in interest rates and strong or increased competition. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety and environmental supply industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

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ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$12,774,139	$15,943,861	$25,624,175	$29,894,484
Cost of sales	$9,042,785	$11,301,523	$18,109,469	$21,228,753
Gross profit	3,731,354	4,642,338	7,514,706	8,665,731
Selling, general and administrative expenses	3,641,128	3,945,774	7,169,692	7,567,483
Operating profit	90,226	696,564	345,014	1,098,248
Other expense, net	48,172	52,743	94,198	108,258
Earnings before income taxes	42,054	643,821	250,816	989,990
Income tax expense	18,600	246,600	111,385	377,900
Earnings before cumulative effect of change in accounting principle	23,454	397,221	139,431	612,090
Cumulative effect of change in accounting principle, net of tax	-	-	-	491,941
Net earnings	$23,454	$397,221	$139,431	$120,149

Basic and diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$.01	$.23	$.08	$.36
Cumulative effect of change in accounting principle, net of tax	-	-	-	(.29)
Net earnings	$.01	$.23	$.08	$.07

Basic and diluted weighted average
shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of
	June 30,	December 31,
	2003	2002
Current assets	$14,708,832	$15,579,427
Total assets	$16,287,171	$17,129,903
Current liabilities	$7,456,880	$8,439,043
Total stockholders' equity	$8,830,291	$8,690,860